Exhibit 8.1

[Goodwin Procter LLP Letterhead]

February 10, 2003

Plug Power Inc.

968 Albany-Shaker Road

Latham, NY 12110

Re: Material United States Federal Income Tax Consequences of the Merger

Ladies and Gentlemen:

We have acted as counsel to Plug Power Inc. (“Plug Power”), a Delaware corporation, in connection with various legal matters relating to the proposed merger (the “Merger”) between Plug Power and H Power Corp. (“H Power”), a Delaware corporation, and the exchange of old Plug Power stock options for new restricted stock (the “Exchange”). The Merger, the Exchange and certain transactions incident thereto are described in the Registration Statement on Form S-4 (File No. 333-101567) (such Registration Statement, as amended and supplemented to the date hereof, the “Registration Statement”).

In so acting, we have examined and are familiar with the Registration Statement and the tax representation letters dated February 10, 2003 delivered to us by Plug Power and H Power (the “Tax Representation Letters”) and have made such inquiries of such officers and representatives as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. For the purposes of this opinion, we have assumed that all representations made in the Tax Representation Letters and other documents referenced above or provided in response to our inquiries described above are true and accurate and that all covenants contained in the Tax Representation Letters are performed without waiver or breach of any material provisions thereof. We have not made an independent investigation or audit of such facts and representations.

The tax treatment of the Merger depends upon whether it qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For the Merger to qualify for reorganization treatment, several requirements, including “continuity of business enterprise” as described in Treasury Regulations Section 1.368-1(d), must be satisfied. The “continuity of business enterprise” requirement will be satisfied if Plug Power either (1) continues H Power’s historic business or (2) uses a significant portion of H Power’s historic business assets in a business. The fact that Plug Power is in the same line of business as H Power tends to establish the requisite continuity of business enterprise, but it is not alone sufficient to satisfy the requirement.

The major portion of the non-cash business assets that Plug Power will obtain from H Power are patents, other intellectual property, and other intangible assets held by H Power at the time of the merger. Plug Power and H Power are considering disposing of some of the non-cash tangible assets of H Power and entering into non-exclusive licenses of certain of H Power’s technologies, through transactions conducted either by H Power prior to the completion of the merger or by Plug Power subsequent to the completion of the merger. Moreover, as of the date of this opinion, Plug Power has not had the opportunity to finalize its plans or intentions with regard as to whether it will actively use the non-cash intangible assets of H Power in a trade or business. Plug Power believes that it may employ a portion of these non-cash intangible assets in the continued development of its products and technologies. In any event, Plug Power does not have any present plan or intention to dispose of more than 50 percent of the non-cash business assets of H Power to third parties, taking into account any dispositions made by H Power prior to the Merger. We are not aware of any precedents with regard to a similar situation or set of facts. Accordingly, we believe the law is unclear with regard to whether the continuity of business enterprise requirement in Treasury Regulations Section 1.368-1(d) will be satisfied by the Merger.

Plug Power

February 10, 2003

Based upon the foregoing and upon consideration of applicable law, subject to the discussion in the next succeeding paragraph, and assuming that the facts at the time of the merger are as described herein, we are unable to give an opinion regarding whether the Merger will satisfy the requirements for a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, it is our opinion that the discussion of the United States federal income tax matters set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the prospectus that forms part of the Registration Statement (the “Prospectus”), subject to the limitations set forth therein, is accurate in all material respects.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions in effect as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. Such a change, or any change in the statements, facts or assumptions on which we have relied, could affect the continuing validity of the opinion set forth above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. This opinion is not binding upon the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. No opinion is expressed on any matters other than those specifically covered by this opinion.

The opinion expressed in this letter is limited to the federal income taxation laws of the United States and does not cover questions arising under or relating to the laws of any other jurisdiction, including without limitation the laws of any State, district or territory of the United States or any political subdivision thereof.

The opinion expressed herein is furnished to you for use in the Registration Statement and the Prospectus. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to being named in the Registration Statement and the Prospectus as counsel with respect to the above-mentioned tax matters. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goodwin Procter LLP